Exhibit 11.1  Computations of Net Income (Loss) Per Common Share

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                                          AVANT! CORPORATION
                   STATEMENTS RE: COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                 (in thousands, except per share data)

                                                Three Months Ended              Nine Months Ended
                                                  September 30,                   September 30,
                                           ---------------------------      ------------------------
                                               1997             1996            1997          1996
                                               ----             ----            ----          ----

Net income (Loss)                          $  (17,274)        $  4,982      $  (2,858)     $  15,264
                                           ===========        ========      ==========     =========

Common shares outstanding                      26,054           24,844         25,616         24,338

Common stock equivalents:
   Stock options and awards                        --            2,281              --         2,283
                                           -----------        --------      ----------     ---------

Total weighted average number of
   common and common equivalent
   shares outstanding                          26,054           27,125         25,616         26,621
                                           ===========        ========      ==========     =========

Net income (Loss) per common share         $    (0.66)        $   0.18      $   (0.11)     $    0.57
                                           ===========        ========      ==========     =========

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